Exhibit 10.14

February 18, 2003

Mr. John Vigouroux

25800 Vinedo Lane

Los Altos, California 94022

Dear John:

I am pleased to confirm the offer extended to you to join Tumbleweed Communications Corp. (the “Company”) in the position of Senior Vice President and General Manager of the Valicert Business Unit, reporting to the Company’s President and Chief Operating Officer, on the terms and conditions set forth below.

Effectiveness of this Agreement. This offer is effective upon and subject to the Closing, as that term is defined in the Agreement and Plan of Reorganization and Merger, dated February 18, 2003, between the Company, Valicert, Inc., and Velocity Acquisition Sub, Inc. (the “Merger Agreement”). This offer is further conditioned upon you and Valicert, Inc. not modifying, enhancing or altering in any way your current employment arrangement with Valicert, Inc., prior to the Closing, without the Company’s express, written consent, which will not be unreasonably withheld. The foregoing restriction includes, but is not limited to, entering into any new agreements, or modifying any existing agreements or arrangements, with respect to compensation, benefits, loans (including payment terms, interest and/or loan forgiveness), employment terms, stock options or grants, change in control contingencies and severance or termination payments.

Salary and Bonus. Your salary will be $250,000 on an annualized basis, payable in accordance with the Company’s standard payroll procedures (“Base Salary”). You will also be eligible for certain quarterly bonuses and incentive compensation based on the achievement of certain performance objectives, as set forth in Exhibit A, attached hereto. All Base Salary and bonus payments you receive hereunder are subject to normal tax withholdings.

Benefits. You will be eligible to participate in all health benefits, insurance programs, retirement plans and other employee benefit programs and arrangements (collectively, the “Employee Benefits”) available to employees of the Company generally, subject to the terms and conditions of those Employee Benefit plans and as may be amended from time to time.

Stock Options. As part of your compensation package, the Company will recommend to the Compensation Committee of its Board of Directors that you be granted a stock option (the “Option”) to purchase 400,000 shares of Company common stock. The per share exercise price of the Option will be equal to the closing sale price of a share of Company common stock within five (5) days after the Closing (as defined in the Merger Agreement). The Option shall vest as to 1/48 of the shares subject to the Option each month for a total vesting period of four years. Except as otherwise provided in this letter, the Option will be subject to the terms and conditions of the option plan pursuant to which the Option is granted (“Option Plan”) and the form of option agreement thereunder.

At-Will Employment. If you choose to accept this offer, you and the Company agree that your employment is at-will and, thus, is for no specific period. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, the Company is free to conclude its at-will employment relationship with you at any time, with or without cause. In the event that the Company terminates your at-will employment without “Cause” (as defined below) or in the event you resign your at-will employment for “Good Reason” (as defined below) you will be entitled to the Severance Payment set forth in the following paragraph. However, the Company’s provision of severance benefits under the specific circumstances set forth below does not alter or otherwise modify the at-will nature of your employment with the Company but merely sets forth the conditions under which you may be eligible for the Severance Payment (as defined below).

Termination. If the Company terminates your employment for any reason other than “Cause” (as defined herein), death or Disability (as defined herein) or in the case that you resign your employment for “Good Reason” (as defined herein), and provided you execute a waiver and release agreement releasing any and all potential claims you may have against the Company at the time of your termination / resignation, you will be entitled to receive the following as your sole and exclusive remedy: i) a continuation of your Base Pay, then in effect at the time the employment relationship terminates or $250,000 whichever is greater, for twelve (12) months, payable on the Company’s regular payroll schedule and subject to normal tax withholdings; ii) twelve (12) months COBRA premiums for you and your family, paid in accordance with the Company’s normal reimbursement procedures; iii) 100,000 shares of the Option shall be vested and exercisable; and iv) you shall have one (1) year from the date of your termination / resignation to exercise the vested and exercisable portion of the Option (collectively, the “Severance”).

The Severance shall be in addition to any earned but unpaid Base Salary, bonuses and incentive compensation through the date of termination, as well as any accrued but unused vacation and vested benefits to which you may be entitled in accordance with the terms of any applicable Employee Benefit plan. In the event that your employment is terminated by the Company for Cause or on account of your death or Disability or in the case that you voluntarily resign your employment with the Company for any reason other than Good Reason, you (or your estate, conservator or designated beneficiary, as the case may be) shall only be entitled to receive payment of any earned but unpaid Base Salary, bonuses and incentive compensation through the date of termination, as well as any accrued but unused vacation and vested benefits to which you are entitled in accordance with the terms of any applicable Employee Benefit plan.

Cause. For purposes of this agreement, and solely to determine if you are eligible to receive the Severance, “Cause” means your: (i) conviction of, guilty plea to, or entry of a nolo contendere plea to, a felony or other crime involving moral turpitude; (ii) willful or negligent engagement in conduct that is materially injurious to the Company, financially or otherwise; or (iii) breach of any material term of this agreement.

Good Reason. For purposes of this agreement, “Good Reason” means: (i) a material reduction in Base Salary and/or a material reduction in your potential for quarterly bonuses and incentive compensation, as set forth in Exhibit A, other than by reason of the termination of your employment; (ii) material diminution of your duties; (iii) a change in your office location of more than thirty-five (35) miles; (iv) a change in your reporting relationship such that you are no longer directly reporting to the Company’s President and Chief Operating Officer or the Company’s Chief Executive Officer; or (v) the failure of any successor to the assets or business through any Change of Ownership Control (as defined below) to fully assume all obligations set forth in this agreement.

Disability. For purposes of this agreement, “Disability” means an illness, injury or other incapacitating condition as a result of which you are unable to perform, with reasonable accommodation, your duties under this agreement for (i) thirty (30) consecutive days or (ii) a period or periods aggregating more than ninety (90) days in any six (6) consecutive months. In any such event, the Company, in its sole discretion, may terminate this agreement by giving notice of its decision to terminate your employment for Disability. You agree to submit to such medical examinations as may be necessary to determine whether a Disability exists and any determination as to the existence of a Disability shall be made by a physician selected by the Company.

Change of Ownership Control. If a Change of Ownership Control occurs and your employment is terminated without Cause or you resign your employment for Good Reason, as those terms are defined herein, within six months following the Change of Ownership Control, upon such termination, twenty-five percent (25%) of the shares subject to the Option shall vest and become immediately exercisable. For purposes of this agreement, “Change of Ownership Control” means (i) any sale of all or substantially all of the Company’s assets, or (ii) any merger, consolidation, or stock sales any of which results in the holders of the Company’s capital stock immediately prior to such transaction owning less than 50% of the voting power of the Company’s capital stock immediately after such transaction.

Proprietary Information. As a condition of employment, you will be required to sign the Company’s Proprietary Information and Inventions Agreement, a copy of which is being provided to you with this agreement. Please read and sign it and return it to Bernard J. Cassidy, the Company’s General Counsel.

Federal Immigration Compliance: In accordance with federal law, you will be required to demonstrate employment eligibility, which includes verification of your identity and of your authorization to work in the United States. The Company requests that you provide proper documentation on your first day at work and, in any event, it must be provided to the Company no later than three (3) business days from your date of hire.

Miscellaneous. This agreement, together with the Proprietary Information and Inventions Agreement, the Option Plan and any plan documents governing Employee Benefits, contain all the understandings between you and the Company with respect to your employment with the Company and supersedes all other prior agreements and understandings, whether oral or in writing. No provision of this agreement may be amended or waived unless agreed to in writing, signed by you and a duly authorized officer of the Company. This agreement will be governed by and construed in accordance with the laws of the State of California.

We hope you agree that you have a great contribution to make to the Company and that you will find working here a rewarding experience. To indicate your acceptance of this offer of employment on the terms and conditions set forth above, please sign and date this confirmation form and return it to the Company.

This offer will terminate at midnight on February 18, 2003.

/s/    DOUGLAS A. SABELLA

Douglas A. Sabella

President and Chief Operating Officer

Tumbleweed Communications Corp.

Please indicate acceptance of this offer by returning this form with your signature.

I agree to and accept the enclosed offer of employment with Tumbleweed Communications Corp. effective upon and subject to the Closing of the Transaction.

/s/ JOHN VIGOUROUX	2/18/03
John Vigouroux	Date

Exhibit A

Incentive Plan: Incentive plan based upon firm contract bookings in which cash is collected within a 75 day period.

	Q203	Q303	Q403	Q104	Total
Target Bookings	$3.8M	$4.1M	$4.5M	$5.0M	$17.4M
Payout Index	5%	5%	5%	5%	5%
Incentive Comp	$19K	$20.5K	$22.5K	$25K	$87K
Qtrly Bonus	$10K	$10K	$10K	$10K	$40K

Accelerator per quarter is .75% comp on all deals exceeding bookings target

Quarterly Bonus: 50% payout starts at 75% attainment. This increases proportionately up to 100% but not exceeding $10K.

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